EXHIBIT E

FORMS OF LETTERS FROM THE FUND TO SHAREHOLDERS IN CONNECTION WITH

ACCEPTANCE OF OFFERS OF TENDER

[______ __, 20__]

Dear Shareholder:

North Haven Private Assets Fund (the “Fund”) has received and accepted for repurchase your tender of all or a part of your interests in the Fund (your “Shares”).

Because you have tendered and the Fund has repurchased all or a part of your Shares, the Fund will provide payment to you of an amount equal the value of the repurchased Shares, determined based on the unaudited value of the Fund as of June 30, 2025, in accordance with the terms of the tender offer. A cash payment in this amount will be wire transferred to the account designated by you in your Letter of Transmittal no later than September 3, 2025, unless the repurchase date of the Shares in the Fund has changed; provided that, if you tendered some but not all of your Shares for repurchase you will be required to maintain a minimum account balance of $10,000. Such minimum ownership requirement may be waived by the Fund’s Board of Trustees (the “Board”), in its sole discretion. If such requirement is not waived by the Board, the Fund may redeem all of your Shares. To the extent you seek to tender all of the Shares you own and the Fund repurchases less than the full amount of Shares that you request to have repurchased, you may maintain a balance of Shares of less than $10,000 following such Share repurchase.

If you are tendering only a portion of your Shares, you remain a shareholder of the Fund with respect to the portion of your Shares that you did not tender.

Should you have any questions, please feel free to contact your Financial Intermediary or e-mail nhpaf@seic.com.

Sincerely,

North Haven Private Assets Fund

[______ __, 20__]

Dear Shareholder:

Enclosed is a statement showing the breakdown of your capital withdrawal resulting from our repurchase of your shares in North Haven Private Assets Fund (the “Fund”).

Because you have tendered and the Fund has repurchased all or a part of your shares in the Fund, you have been paid an amount equal to the value of the repurchased shares in the Fund based on the unaudited value of the Fund as of June 30, 2025, in accordance with the terms of the tender offer. A cash payment in this amount has been wire transferred to the account designated by you in your Letter of Transmittal.

Should you have any questions, please feel free to contact your Financial Intermediary or e-mail nhpaf@seic.com.

Sincerely,

North Haven Private Assets Fund

Enclosure